EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS ANNOUNCES 2006 FIRST QUARTER RESULTS NEW INITIATIVES UNDERWAY

AUSTIN, TX, May 15, 2006 — HealthTronics, Inc. (NASDAQ: HTRN), today announced its financial results for the first quarter ended March 31, 2006. See attached tables.

Total revenues for the first quarter of 2006 were $64.5 million, as compared to $61.6 million in the same quarter of last year, a 5% increase. Net income for the first quarter 2006 was $1.3 million, or $0.04 per share, as compared to $1.5 million, or $0.04 per share, for the same period last year. During the first quarter 2006, the Company incurred approximately $515,000 of expenses related to severance and consulting payments to former executives, approximately $350,000 of research and development expenses related to new devices and $93,000 of stock option expenses. Without these items, our fully-diluted EPS would have been $0.05 per share at March 31, 2006. Weighted average shares outstanding increased to 35.3 million in the current quarter, up from 34.3 million in the same period a year ago.

HealthTronics’ Sr. Vice President & CFO, John Q. Barnidge, commented, “The first quarter 2006 top line revenue met our expectations. We will continue to focus on improving our operating margins across all three business segments: Urology Services, Medical Device Sales & Services and Specialty Vehicles.”

SEGMENT ANALYSIS

UROLOGY

($000's)	Q-1	Q-1
	2006	2005

Procedures	15,859	15,852
Revenue	$32,688	$33,360
Adjusted EBITDA	$5,535	$7,436

“The Company continues to advance its prostate therapies initiatives. The Company conducted approximately 2,700 procedures in the first quarter 2006 as compared to approximately 2,100 in the same period last year, a 29% increase.”

New Urology Initiatives

Exclusive Distributorship for BPH Surgical Laser

The Company has entered into an exclusive United States distribution agreement for Revolix, an FDA approved, surgical laser device used for the treatment of benign prostatic hyperplasia (BPH).

Christopher B. Schneider, Urology Division COO, said, “We have deployed several Revolix systems to date and the response from our urology partners has been extremely positive in comparison to the current technology available. They like the front-end firing mode of the laser as well as other unique features not offered on current BPH laser devices. In addition to the clinical benefits, the economics of the Revolix are clearly more favorable than those associated with the KTP laser technology. The improved economics will benefit our physician partners and our growing prostate treatment business.”

Kenneth Blunt, M.D., Medical Director who is managing the Revolix clinical demonstrations, stated, “The Revolix produces a wave length that is absorbed by water rather than hemoglobin which provides more consistent vaporization as compared to a KTP type laser. Also, the Revolix is a continuous wave laser as opposed to the less efficient pulsed method of a holmium type laser which some believe is less efficient. This continuous wave creates a cleaner, smoother application to the soft tissue or gland.”

Anatomical Pathology Lab Opens

In January 2006, the Company opened ClariPath Labs, its new anatomical pathology laboratory. ClariPath is located in a modern life sciences building on the campus of the Medical College of Georgia.

Mr. Barnidge stated, “We are very proud of this new facility which offers state of the art technology and equipment. Our customers and physician partners will benefit from technological innovations, including web-based reporting capabilities and bar code assisted workflow. With input from our physician partners, we have also developed a unique, patent-pending biopsy kit to maximize efficiencies and quality assurance for both the physician and lab personnel. We are fortunate to have a talented and experienced clinical staff and pathologist working with us.”

HIFU Trials Started

Mr. Schneider added, “We are progressing with our efforts to obtain FDA approval for the emerging technology of High Intensity Focused Ultrasound (“HIFU”), for treating cancer of the prostate. The clinical trial is underway and we are now treating patients with this unique, minimally invasive technology. This cancer therapy addresses an enormous market and, as previously stated, there are over 10,000 successful clinical procedures on record in Europe for this technology. In the U.S. alone, there are approximately 35 million males in the so-called “Baby-Boom” generation and each year nearly 240,000 men are affected by prostate cancer.”

MEDICAL DEVICE SALES & SERVICE SEGMENT

($000's)	Q-1	Q-1
	2006	2005

Total Revenue	$9,860	$6,588
Revenue, net of interco	$5,934	$2,698
EBITDA	$292	$2,037

The Medical Device segment posted strong revenue growth in the 1st Quarter 2006. EBITDA margins were negatively affected by approximately $200,000 in research & development expenses related to new product modification.

Mr. Schneider stated, “Revenue growth was driven by sales of nine lithotripter/imaging devices, an increase in the number of devices under service contract and the trailing consumable revenue on our growing installed base. Comparing profit margin to same period prior year is difficult due to the first quarter 2005 sales of several devices acquired at a low cost basis from a former Swiss-based subsidiary.”

American Urology Association (“AUA”) Annual Meeting

The company will actively participate in this comprehensive global urology meeting in Atlanta, GA later this month. “There are several key HealthTronics-sponsored events at the AUA this year, including a clinical presentation of the Revolix BPH surgical laser, the introduction of our new lithotripsy technology via our LithoDiamond platform and the launch of ClariPath, our new full-service anatomical pathology laboratory”, Mr. Schneider concluded.

SPECIALTY VEHICLE MANUFACTURING

($000's)	Q-1	Q-1
	2006	2005

Units Delivered	82	103
Revenue	$25,679	$25,337
EBITDA	$3,239	$2,614

The Specialty Vehicle Division (“AKSV”) continued to show improvement in all three markets in which AKSV participates: high-end mobile medical, broadcast & communications, and Homeland Security. AKSV’s backlog of units ordered has increased by 17% year-over-year from $31.8 million to $37.1 million at March 31, 2006.

During the first quarter 2006, AKSV’s revenue totaled $25.7 million compared to $25.3 million for the same period in 2005, a 2% increase. However, EBITDA for the first quarter 2006 rose to $3.2 million compared to $2.6 million for the first quarter 2005, a 23% increase.

Status of AKSV Strategic Initiative

During the first quarter of 2006, the Company engaged Robert W. Baird & Company to advise it on strategic alternatives for AKSV and market and solicit offers for a possible sale of the division. Management believes that this process is progressing as planned.

CONCLUSION

Mr. Barnidge stated, “We are looking forward to having Sam Humphries join our management team as our new President and CEO. Sam’s experience in the healthcare industry and urology, in particular, will be invaluable to HealthTronics as we begin this new era. Sam will be hosting an earnings call following our 2nd quarter 2006 earnings release in early August, 2006.

EBITDA AND ADJUSTED EBITDA

HealthTronics has presented EBITDA and Adjusted EBITDA amounts, which are non-GAAP financial measures, in various filings with the SEC. In the SEC filings, HealthTronics has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is HealthTronics’ net income. HealthTronics believes that its presentations of EBITDA and Adjusted EBITDA are important supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics’ operating results before the impact of investing and financing transactions and income taxes. EBITDA includes GAAP minority interest expense and “Adjusted EBITDA” equals EBITDA less GAAP minority interest expense and, when used with respect to a particular segment, corporate selling, general and administrative and research & development expenses. HealthTronics has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company performance. Adjusted EBITDA is also widely used by HealthTronics management in the annual budget process. HealthTronics believes these measures continue to be used by investors and creditors in their assessment of HealthTronics’ operating performance and the valuation of the company.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing HealthTronics’ operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting HealthTronics’ business than could be obtained absent this disclosure. HealthTronics strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community, and manufactures and distributes medical devices. The Company also manufactures specialty vehicles used for the transport of high technology medical devices, broadcast & communications equipment and the Homeland Security marketplace. For more information, visit www.healthtronics.com.

Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. John Q. Barnidge, Sr. Vice President & CFO John.barnidge@healthtronics.com www.healthtronics.com

HEALTHTRONICS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenue:		(Restated)
Urology	$32,688	$33,360
Medical Device Sales and Service	5,934	2,698
Specialty Vehicle Manufacturing	25,679	25,337
Other	152	194

Total revenue	64,453	61,589

Cost of services and general and administrative expenses:
Urology	16,859	14,561
Medical Device Sales and Service	5,658	678
Specialty Vehicle Manufacturing	22,442	22,724
Corporate	1,756	1,537
Depreciation and amortization	3,207	3,277

	49,922	42,777

Operating income	14,531	18,812

Other income (expenses):
Interest and dividends	133	142
Interest expense	(2,253)	(2,929)
Loan fees	--	(1,183)

	(2,120)	(3,970)

Income from continuing operations before provision
for income taxes and minority interest	12,411	14,842

Minority interest in consolidated income	10,370	11,433
Provision for income taxes	768	1,299

Income from continuing operations	1,273	2,110

Loss from discontinued operations, net of $355 tax benefit	--	(576)

Net income	$1,273	$1,534

Basic earnings per share:
Income from continuing operations	$0.04	$0.07
Discontinued operations	$--	$(0.02)

Net income	$0.04	$0.05

Weighted average shares outstanding	34,906	33,315

Diluted earnings per share:
Income from continuing operations	$0.04	$0.06
Discontinued operations	$--	$(0.02)

Net income	$0.04	$0.04

Weighted average shares outstanding	35,251	34,316

Continuing Operations For the Twelve Months Ended March 31, 2006 Unaudited In thousands, except per share data

	1st Quarter
	2006	2005
Summary of Results from Operations
Revenues	$64,453	$61,589
EBITDA(a)	$17,872	$21,655
Adjusted EBITDA(a)	$7,502	$10,222
Net Income	$1,273	$1,534
EPS	$0.04	$0.04
Number of Shares	35,251	34,316
Segment Information
Revenues:
Urology	$32,688	$33,360
Medical Device Sales & Service	$5,934	$2,698
Specialty Vehicles	$25,679	$25,337
Adjusted EBITDA(b):
Urology	$5,535	$7,436
Medical Device Sales & Service	$292	$2,037
Specialty Vehicles	$3,239	$2,614
Capital Expenditures:
Consolidated, net to HealthTronics	$1,492	$2,213
Urology, net to HealthTronics	$909	$1,716
Medical Device Sales & Service	$30	$296
Specialty Vehicles Manufacturing	$456	$159
Corporate/R&D	$97	$41
Other Information:
Cashflow from Operations	$12,246	$7,978
Net Draws (Payments) on Senior Credit Facility	$(313)	$1,000
Net Debt	$120,993	$134,927
Days Sales Outstanding	34.0	39.1
(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

HealthTronics, Inc. Reconciliation of EBITDA and Adjusted EBITDA Consolidated Operations For the Three Months Ended March 31, 2006 Unaudited In thousands

	1st Qtr
	2006	2005
Net Income	$1,273	$1,534
Add Back(deduct):
Provision for income taxes	768	1,299
Interest expense, including loan fees	2,253	4,112
Depreciation and amortization	3,207	3,277

Adjusted EBITDA	7,501	10,222
Add Back:
Minority interest expense	10,370	11,433

EBITDA	$17,872	$21,655

HealthTronics, Inc. Reconciliation of EBITDA and Adjusted EBITDA by Segment For the Twelve Months Ended March 31, 2005 Unaudited In thousands

	1st Qtr
	2006	2005
Urology Segment
Revenues	$32,688	$33,360
Expenses:
Cost of Services	(16,859)	(14,561)
Other Income (Expenses)	76	70

EBITDA	15,905	18,869
Minority interest expense	(10,370)	(11,433)

Adjusted EBITDA	$5,535	$7,436

Medical Device Sales and Service Segment
Revenues	$5,934	$2,698
Expenses:
Cost of Services	(5,658)	(678)
Other Income (Expenses)	16	17

EBITDA	$292	$2,037

Specialty Vehicle Manufacturing
Revenues	$25,679	$25,337
Expenses:
Cost of Services	(22,442)	(22,724)
Other Income (Expenses)	2	1

EBITDA	$3,239	$2,614

HealthTronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)	March 31, 2006	December 31, 2005
ASSETS
Total current assets	$121,619	$123,966
Property and equipment, net	42,224	41,339
Other assets	318,191	317,427

	$482,034	$482,732

LIABILITIES
Total current liabilities	$48,846	$50,970
Long-term debt, net of current portion	128,871	129,213
Other long-term liabilities	29,534	27,420

Total liabilities	207,251	207,603

Minority interest	31,248	33,647
Total stockholders' equity	243,535	241,482

	$482,034	$482,732